Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (this “Agreement”) is entered into as of the date hereinafter set forth by and between Accelerate Diagnostics, Inc. (hereinafter “Company” or “Accelerate”), and Ron Price (“Employee”), referred to individually as a “Party” and collectively as the “Parties.”

Whereas, Employee was hired by the Company on May 4, 2015, pursuant to an Offer Letter dated April 6, 2015 (“Offer Letter”),

Whereas, Employee’s employment with the Company will end on January 6, 2023 (“Termination Date”), and

Whereas, the Parties desire to end their employment relationship on an amicable basis and settle any claims or disputes between them.

Now, Therefore, in consideration of the promises and the mutual covenants and understandings set forth hereafter, the Parties agree as follows:

1.	Employee acknowledges and agrees that Employee’s employment with the Company will terminate as of the close of business on the Termination Date. As of the Termination Date, Employee agrees that Employee is no longer an employee of the Company and no longer holds any positions or offices with the Company.

2.	Regardless of whether Employee executes this Agreement, Employee will be entitled to (a) Employee’s earned and unpaid base salary through the Termination Date; (b) reimbursement for any accrued (but unpaid) reimbursable expenses through the Termination Date; and (c) the vested employee benefits, if any, to which Employee is entitled pursuant to the terms and conditions of the Company’s broad-based benefit plan documents (the “Accrued Obligations”).

3.	In consideration of, and subject to, the Employee’s execution, delivery, and non-revocation of this Agreement and the Employee’s continued compliance with the covenants and promises described below, Employee will be entitled to receive the additional compensation and benefits listed below:

a.	A grant of 104,338 restricted share units. The grant will be awarded on/about December 9, 2022 and will release on/about December 19, 2022, provided that the grant shall be conditioned upon and not be made until this Agreement is effective as set forth in Section 21 herein. The RSUs shall be subject to the terms and conditions of the Accelerate Diagnostics, Inc. 2022 Omnibus Equity Incentive Plan

4.	In consideration of the Separation Pay and the other benefits described in Section 3, above, and other covenants set forth herein, including the confidentiality covenants set forth herein, and with full understanding of the rights afforded him at law, Employee, in his individual and marital capacity, and on behalf of his descendants, dependents, heirs, executors, administrators, assigns, successors, agents, and attorneys, past, present and future, and each of them, in their respective and individual capacities, hereby covenants not to sue Company and fully releases and discharges Company, and its officers, directors, partners, shareholders, affiliates, subsidiaries, divisions, joint venturers, assigns, successors, agents, employees, attorneys, and insurers, past, present and future, and each of them, in their representative and individual and marital capacities (hereinafter collectively referred to as “Released Parties") from any and all claims, against Released Parties for disability discrimination in violation of the Americans with Disabilities Act of 1990 ("ADA")(42 U.S.C. §§ 12101), any violation of the Civil Rights Act of 1964 (42 U.S.C. §§ 2000e, et. seq.)("Title VII"), the Equal Pay Act of 1963 (29 U.S.C. § 2006(d)), any claims under 42 U.S.C. Section 1981, claims under the Employee Retirement Income Security Act ("ERISA"), any claims under the Age Discrimination in Employment Act of 1967 ("ADEA"), the Older Workers Benefit Protection Act ("OWBPA"), the Family and Medical Leave Act (29 U.S.C. § 2601, et. seq.)("FMLA"), the Arizona Employment Protection Act, the Arizona Civil Rights Act, and any other claims under any state law, statute or ordinance, including state equal opportunities for employment laws and fair employment and housing laws, any claims arising under the Fair Labor Standards Act (29 U.S.C. § 201, et. seq.) (“FLSA”), the Arizona Wage Act, and any similar state statute, any wage, hour, tip or bonus claims arising under any federal, state or local law, any claim for retaliation, and any claims of whatever kind or nature in law, equity or otherwise, whether known or unknown, whether matured or unmatured, which Employee has, may now have, or at any time heretofore had or hereafter has against Released Parties, arising out of or in any way connected with Employee’s employment relationship with Company, Employee’s resignation or termination from employment, or based on any other transactions, occurrences, acts, or omissions or any loss, damage or injury whatever, known or unknown, matured or unmatured, resulting from any act or omission by or on the part of Company or the Released Parties, or any of them, committed or omitted prior to the date of this Agreement. This release excludes any claim which cannot be released by private agreement and does not purport to waive rights or claims that may arise after the date this Agreement is executed. Nothing in this Agreement shall be construed as prohibiting Employee from making a claim with, cooperating with, or participating in any manner in any investigation of a charge or complaint by any local, state, or federal agency regarding matters that are within the jurisdiction of such agency, or from making any disclosures that are protected under the whistleblower provisions of local, state or federal law or regulation. However, Employee acknowledges that by signing this Agreement Employee waives any claim or right to receive damages or compensation on the basis of any such charge, complaint or investigation.

5.	In the event of any breach by Employee of any covenant in this Agreement, Company shall be under no further obligation to provide the Separation Pay or other benefits described in Section 3, above, and in addition to such other remedies available to Company at law, Employee shall, upon demand, tender to Company all amounts paid pursuant to this Agreement except for the Accrued Obligations.

6.	This Agreement and compliance with this Agreement shall not be construed as an admission by Company of any liability whatsoever, or as an admission by Company of any violation of the rights of Employee or of any other person, violation of any order and/or law to or any person, or violation of any order, law, statute, duty, of breach of any contract or any act of discrimination whatsoever against Employee or any other person; and Company specifically disclaims any liability to or discrimination against Employee or any other person, or any alleged violation of any right of Employee or any person, or of any order, law, statute, duty or breach of any contract, or of any wage order or law on the part of Company and the Released Parties.

7.	Employee covenants and agrees that he will not, at any time, release, disclose, or utilize for any purpose, or for the benefit of any person, entity, or business, confidential and/or proprietary information of Company, including, but not limited to information concerning Company’s customers, employees, business, and other matters of concern to Company. The term “confidential and/or proprietary information” includes, but is not limited to, the Company’s customer lists, customer information and preferences, employee data, employee and payroll information, business plans, marketing plans, pricing formulas or methods, cost calculations or estimations, profit margins, contracts with customers, agents, employees, and clients, any other contract, trade secrets, source codes, technical data, know-how, techniques, formulas, specifications, inventions, methods, manufacturing and other processes, procedures, developments, improvements, research and development information, and any such other information which may have been designated or maintained as confidential from time to time by the Company. The Parties agree that Employee’s agreement herein concerning confidential and proprietary information and the maintenance of the confidentiality of this information are material terms of this Agreement and a primary consideration for the Separation Pay described in this Agreement. It is understood and agreed that the Separation Pay and other benefits described in Section 3 is based in part on the value to Company of this covenant, and both Parties acknowledge the harm to Company or Company clients that would occur if this covenant is breached. Notwithstanding the foregoing, nothing in this Agreement shall prevent Employee from the disclosure of a trade secret (as defined under applicable law) that: (a) is made (1) in confidence to a local, state or federal government official, either directly or indirectly, or to an attorney, and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. The Company provides this notice in compliance with the Defend Trade Secrets Act of 2016.

8.	Employee shall not for a period of one (1) year after the Termination Date, hire, solicit, employ or engage, directly or indirectly, any employee of Company for any purpose, nor make known to any person or entity the identity of a Company employee for the purpose of soliciting, employing or engaging him or her. Employee further shall not for a period of one (1) year after the Termination Date, on the Employee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Company’s customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last twelve (12) months of the Employee’s employment

9.	Employee agrees to assist Company in every proper way in obtaining and maintaining patents, copyrights and other legal protections for Company’s inventions and intellectual property conceived by or otherwise involving Employee during the term of his employment at Company, and to execute such documents as Company may reasonably request for use in obtaining and maintaining such protection. Employee further agrees to reasonably assist and cooperate with Company and Company’s attorneys, in the prosecution or defense of any litigation in which Company is or may become a party to in the future. Company agrees to reimburse Employee for all costs and expenses reasonably incurred by him in providing such assistance.

10.	Employee agrees that the fact of and terms of this Agreement are and must be kept strictly confidential. At his option, Employee may disclose only the financial terms of this Agreement to his accountant or tax preparer, if any, and he may disclose the fact of and terms of this Agreement to his attorney or if he legally is required to do so by subpoena or other legal process.

11.	Upon the request of Company, Employee shall immediately tender to or make available to Company all original and copies of all Company information and property in his possession and control, including but not limited to, Company records, documents or other information, along with all copies thereof and all computer storage media containing any such records, documents, or other information, pagers, cellular telephones, personal computer equipment and software, Company credit cards, and any other materials, equipment or documents, including all copies thereof, belonging to Company. Employee acknowledges that the benefits described in Section 3, above, are contingent upon Employee’s return of all property of the Company and that Employee shall not retain any copies of Company property or confidential and/or proprietary information of Company.

12.	Employee agrees and covenants that Company has no obligation to rehire or reinstate him.

13.	Employee agrees not to disparage, either orally or in writing, Company or any Released Parties, and Company agrees to direct its senior executives not to disparage Employee, either orally or in writing. In addition, Employee shall update Employee’s profile on social media websites (such as LinkedIn) to reflect that Employee is no longer an employee of Company.

Initial	14.	Employee represents and acknowledges that he is under no obligation to enter into this Agreement, that he was given this agreement on December 8, 2022 and that he has been provided with at least twenty-one (21) days to consider whether he should sign this Agreement and that he signed this Agreement freely and voluntarily. If changes have been made to this Agreement after it was first given to Employee, the 21-day time period will not start again, even if the changes are material. If Employee signs this Agreement before the 21 days are over, he waives his right to have at least 21 days to consider it. In the event that Employee signs this Agreement, he may still revoke it at any time within seven (7) days after signing (the “Revocation Period”). In order to revoke this Agreement, Employee must notify the Company in writing of his decision to revoke the Agreement no later than 12:01 a.m. of the 8th day following the signing date. If Employee revokes this Agreement, then Company shall have no obligation to make any payments or to provide any benefits under this Agreement, except for Company's obligation to pay wages for actual days worked. This Agreement shall become effective immediately upon the expiration of the Revocation Period (the “Effective Date”).

15.	Employee represents and hereby avows that he possesses the sole rights and interests in any claims against Company and Released Parties, if any, and that he has not assigned his rights or interests in his claims to any person and/or entity.

16.	This Agreement constitutes the entire agreement of the Parties concerning the subject matter and supersedes and replaces all prior negotiations and all agreements proposed and otherwise, whether written or oral, concerning the subject matter hereof, and there are no other agreements between them. The terms of this Agreement are contractual and are not merely recitals. This Agreement may not be modified or changed unless done so in writing and signed by both Parties.

17.	Company and Employee represent and acknowledge that they have carefully read and fully understand all of the provisions of this Agreement which sets forth the entire agreement between the Parties and that they have not relied upon any representations or statement, written or oral, not set forth in this document. Company and Employee represent and acknowledge that they have had such time as each deemed necessary to review, consider and deliberate as to the terms of this Agreement.

18.	The laws of the State of Arizona will govern the interpretation and application of all of the provisions of this Agreement.

19.	Should any provision of this Agreement be declared or be determined by a court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and said illegal or invalid part, term, or provision shall be deemed to not be a part of this Agreement.

20.	All notices to Company by Employee under this Agreement shall be in writing and sent to:

Human Resources

Accelerate Diagnostics, Inc.

3950 S. Country Club Road, Suite 470

Tucson, Arizona 85714

All notices to Employee by Company under this Agreement shall be in writing and sent to:

10615 North Pistachio Avenue

Oro Valley, Arizona 85737

Company may, however, make any payments to Employee in the manner and at the address in which he has been receiving regular wages prior to the date of his termination unless specifically directed to do otherwise in writing.

Notices may be sent by registered or certified mail, return receipt requested, or by facsimile or by hand-delivery. Notices shall be deemed received when given if by facsimile or hand-delivery. Notices shall be deemed received two (2) days after deposit in the United States mail, by certified or registered mail, return receipt requested, if mailed. Electronic signatures shall be accepted as originals. This Agreement may be executed in one or more counterparts, each of which shall be considered a duplicate original and all of which taken together shall constitute one and the same Agreement.

21.	This Agreement will take effect immediately upon the signatures of both Employee and Company and expiration of the 21-day consideration period mentioned above and shall be binding upon and inure to the benefit of the heirs, successors, personal representatives and assigns for the Parties hereto.

22.	The amounts due, if any, pursuant to this Agreement shall be subject to reduction in order to comply with applicable federal, state and local tax withholding requirements and will be reflected on Employee’s Form W-2 for the year in which such amounts are paid. Employee hereby acknowledges that Company, nor any of its directors, officers, agents, or employees have provided Employee with any tax-related advice with respect to the matters covered by this Agreement. Employee understands and acknowledges that Employee is solely responsible for obtaining Employee’s own tax advice with respect to the matters covered by this Agreement.

We have read the foregoing Agreement and we accept and agree to the provisions it contains and hereby execute it voluntarily with a full understanding of its consequences.

Ron Price		Accelerate Diagnostics, Inc.

/s/ Ron Price		By:	/s/ Jack Phillips
Employee (Individually and on behalf of the
marital community of Ron Price)
		Its:	CEO

Date:	12/8/2022	Date:	12/8/2022

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